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               Koss First Quarter Sales Dip 9% as Retail Recoils
                       Company Announces 2:1 Stock Split

October 2, 2001 -- Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL:
KOSS), the U.S. based leader in high-fidelity stereophones, has announced the results of its first quarter ending September 30, 2001 and that it would split the company stock 2:1 effective November 5, 2001 to shareholders of record on October 22, 2001. Sales for the three months dipped 9% to $8,951,411 compared to $9,879,638 for the same period one year ago. Income from operations for the three months fell from $1,902,460 to $1,525,927. Net income fell from $1,383,991 compared to $1,030,874. First quarter diluted earnings per share were $0.50 compared with $0.59 one year ago.

"Our thoughts and prayers go to the victims and families of the devastating attacks on our country," Michael J. Koss, President and CEO, told employees here at a quarterly profit sharing meeting. "We salute the brave volunteers who have given so selflessly to help rescue and recover those whom we all have lost. The attack of September 11, 2001 did have a chilling affect on the economy and on the company's first quarter performance. Combined with general inconsistencies in retail market segments during July and August, the nation's consumer reaction to the devastation of September 11, brought many North American retailers to a stand still for one full week, followed by reduced consumer store traffic in the wake of shaken economic reports."

Koss went on to say that the company had seen a slight softening in sales during July and August, but had continued to anticipate more typical September sales in preparation for the holiday season. The loss of store traffic during the final three weeks of September resulted in vastly reduced retail sales that impacted automatic product replenishment.

Reductions in sales revenue clipped gross margins by 1.4% from 40% in 2000 to 38.6% in 2001 reflecting a lower rate of overhead absorption.


Royalty income from the licensing agreement with Orient Power was dramatically affected by the depressed market conditions resulting in a reduction in royalty payments of 43% from $293,888 to $167,714, impacting net income compared with the same three month period a year ago.

"The company has taken active steps to plan for any subsequent diversions that might interrupt supply and delivery. We have also focused on our resource allocations in the event that consumers hunker down and retail sales further soften," Koss said. "Continuous and flexible planning and execution will be our focus as businesses across America rally to support freedom and free enterprise. We are bullish on the ingenuity, and patriotism of America, and the American consumer specifically, as we work through these challenging times."


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Koss went on to say that the company's Board of Directors had approved the distribution of its first dividend since 1983. The quarterly dividend of $0.25 cents per share to shareholders of record on September 30, 2001 will be paid on October 15, 2001.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

Forward-looking statements in this release are subject to many uncertainties in the Company's operations and business environment. These uncertainties include general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

                       KOSS CORPORATION AND SUBSIDIARIES
                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                  (Unaudited)

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


Three Months Ended September 30
                                                    2001                2000
-------------------------------------------------------------------------------

 Net Sales                                      $ 8,951,411         $ 9,879,638

 Cost of goods sold                               5,499,520           5,927,391
-------------------------------------------------------------------------------
Gross profit                                      3,451,891           3,952,247

Selling, general and
   administrative expense                         1,925,964           2,049,787
-------------------------------------------------------------------------------
Income from operations                            1,525,927           1,902,460

Other income (expense)

   Royalty income                                   167,714             293,888

   Interest income                                    7,281              45,387

   Interest expense                                 (10,964)             (7,816)
-------------------------------------------------------------------------------
Income before income tax provision                1,689,958           2,233,919

Provision for income taxes                          659,084             849,928
-------------------------------------------------------------------------------
   Net income                                   $ 1,030,874         $ 1,383,991
--------------------------------------------------------------------------------
Earnings per common share:

   Basic                                        $      0.54         $      0.62

   Diluted                                      $      0.50         $      0.59
-------------------------------------------------------------------------------
Dividends per common share                      $      0.25                None
-------------------------------------------------------------------------------

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